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DUSA Pharmaceuticals, Inc.
For Release at 8:00 a.m. June 29, 1999

                          DUSA PHARMACEUTICALS RECEIVES
                              FDA APPROVABLE LETTER

Toronto, Ontario June 29, 1999 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reported today that it has received notice from the US Food and Drug Administration (FDA) that FDA has completed the review of DUSA's New Drug Application (NDA) for Levulan(R) Photodynamic Therapy in the treatment of Multiple Actinic Keratoses of the face and scalp. The letter states that after a complete review of DUSA's NDA, the NDA is approvable.

As DUSA expected, certain items must still be completed before final FDA marketing approval can be granted, including agreement on wording of the labeling and re-inspection by FDA of DUSA's drug manufacturer's facilities after it completes modifications required to become GMP compliant. Those modifications are in progress, and the manufacturer is actively working to resolve the deficiencies.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "DUSA is delighted to have received FDA "approvability" only 12 months after submitting its first NDA, reinforcing DUSA's belief that Levulan(R) Photodynamic Therapy is a safe and effective treatment for Multiple Actinic Keratoses. DUSA believes that as the first standardized therapy for this common pre-cancerous skin condition, it can become an important part of the AK therapeutic armamentarium, especially because of its selective healing and excellent cosmetic results. I would also like to acknowledge the tremendous effort by the DUSA team that led to this milestone achievement for the Company."

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with executive offices in Toronto, Ontario, R&D administration in Valhalla, New York and manufacturing, technology and operations offices in Wilmington, MA.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's belief that its product is safe and effective, and the importance of its use as an AK therapy. These risks and uncertainties include but are not limited to the regulatory approval process, reliance on third-party manufacturers, competitive products, and other risks and uncertainties stated in the Company's SEC filings, from time to time.

For further information contact:
DUSA Pharmaceuticals, Inc. - Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059  Fax 416.363.6602 or visit our web site at www.dusapharma.com